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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                                            Commission File Number: 333-91014-01

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K   [ ]Form 20-F   [ ] Form 11-K   [X] Form 10-Q
              [ ] Form 10-D   [ ] Form N-SAR   [ ] Form N-CSR
              For Period Ended: JUNE 30, 2006
                                ------------------------------------------------
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:
                                               ---------------------------------

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

TREASURE ISLAND ROYALTY TRUST
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Full Name of Registrant


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Former Name if Applicable

WACHOVIA BANK, NATIONAL ASSOCIATION, AS TRUSTEE OF THE TREASURE ISLAND ROYALTY TRUST, CORPORATE TRUST DEPARTMENT, 5847 SAN FELIPE, SUITE 1050
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Address of Principal Executive Office (Street and Number)

HOUSTON, TEXAS 77057
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City, State and Zip Code

PART II -- RULE 12B-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     |   (a)      The reasons described in reasonable detail in Part III of this
     |            form could not be eliminated without unreasonable effort
     |            or expense;
     |
[X]  |   (b)      The subject annual report, semi-annual report, transition
     |            report on Form 10-K, 20-F, 11-K, Form N-SAR or N-CSR, or
     |            portion thereof, will be filed on or before the fifteenth
     |            calendar day following the prescribed due date; or the subject
     |            quarterly report or transition report on Form 10-Q or subject
     |            distribution report on Form 10-D, or portion thereof, will be
     |            filed on or before the fifth calendar day following the
     |            prescribed due date; and
     |
     |   (c)      The accountant's statement or other exhibit required by
     |            Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Treasure Island Royalty Trust was unable to compile the necessary information required to prepare a complete filing in a timely manner without unreasonable effort.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

        Steven A. Finklea            (713)                  278-4321
      ---------------------      -------------       ------------------------
             (Name)               (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s).             [X] Yes      [ ] No

(3) Is it anticipated that any significant change in the results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                      [ ] Yes      [X] No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          TREASURE ISLAND ROYALTY TRUST
           ----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 15, 2006                TREASURE ISLAND ROYALTY TRUST


                                      By:  Wachovia Bank, National Association,
                                           as trustee


                                      By:      /s/ STEVEN A. FINKLEA
                                           ------------------------------------
                                               Steven A. Finklea
                                               Vice President


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